PRESS RELEASE

WASTE SERVICES ANNOUNCES
EXCHANGE OF ASSETS
Waste Services acquires WCA Ft. Myers transfer station, a WCA collection business operating in Southwest Florida and receives $23.7 million in cash
WCA acquires Waste Services’ Texas assets
Waste Services to pay down debt
BURLINGTON, Ontario, June 29, 2007, PRNewswire — FirstCall — Waste Services, Inc. (Nasdaq: WSII) today announced that it has completed the simultaneous sale of its Texas operations and the acquisition of a transfer station and hauling company near Ft. Myers Florida with WCA Waste Corporation (Nasdaq: WCAA). Waste Services also received $23.7 million in cash in the transaction and has agreed to pay WCA a monthly amount of $125,000 for seven years in relation to the operation of the transfer station. Both parties have provided non-compete agreements for the respective market areas.
Waste Services intends to internalize all of the waste flow from the collection operation and transfer station in to its SLD landfill.
Waste Services has used $20 million of the cash proceeds to retire debt. The payments to WCA will be accounted for as new debt at the discounted present value of approximately $8.0 million.
David Sutherland-Yoest, Chairman and Chief Executive Officer of Waste Services, stated, “We are very pleased to have found another win-win situation that allows us to monetize the company’s Texas assets at maximum value to our shareholders and obtain assets in Florida that meet our strategic goal of increasing waste flow into our landfills. Our U.S. operations are now totally focused in Florida where we will continue our efforts to increase market density and improve margins and free cash flow through the vertical integration of waste collection, transfer and disposal operations.”
Waste Services, Inc., a Delaware corporation, is a multi-regional integrated solid waste services company that provides collection, transfer, disposal and recycling services in the United States and Canada. The company’s web site is http://www.wasteservicesinc.com. Information on the company’s web site does not form part of this press release.
For information contact:
Edwin D. Johnson
Executive Vice President and
   Chief Financial Officer
Waste Services, Inc.
561-237-3400